EXHIBIT 10.1

AMENDMENT NO. 1
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of April 5, 2011, among MOVADO GROUP, INC., a New York corporation (“Group”), MOVADO GROUP DELAWARE HOLDINGS CORPORATION, a Delaware corporation (“DE Holdings”), MOVADO LLC, a Delaware limited liability company (“LLC”), MOVADO RETAIL GROUP, INC., a New Jersey corporation (“Retail”, and together with Group, DE Holdings and LLC, collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as defined below) from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent have entered into an Amended and Restated Loan and Security Agreement, dated as of July 17, 2009 (as amended or otherwise modified, extended or renewed from time to time, the “Loan Agreement”), and the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Borrowers have requested that Lenders and Agent agree to amend certain provisions of the Loan Agreement, and Lenders and Agent are willing to agree to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS.

Capitalized terms used in this Amendment (including in the recitals above) and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

SECTION 2.	ACKNOWLEDGMENTS.

2.1  Acknowledgment of Obligations.  The parties hereby acknowledge, confirm and agree that as of the opening of business on April 5, 2011, Borrowers are indebted to Lenders and Agent in respect of Revolver Loans in the aggregate principal amount of $ 0 and in respect of LC Obligations in the aggregate principal amount of $670,870.54.  Such amounts, together with interest accrued and accruing thereon (to the extent applicable), and fees, costs, expenses and other charges relating thereto, each in accordance with the terms of the Loan Agreement, are unconditionally owing by Borrowers to Agent and Lenders in accordance with the terms of the Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2  Acknowledgment of Security Interests.  Borrowers hereby acknowledge, confirm and agree that Agent, for the benefit of Secured Parties, has and shall continue to have valid, enforceable and perfected first priority Liens in the Collateral.  Such Liens are the only Liens upon the Collateral, except Permitted Liens.

2.3  Binding Effect of Documents.  Borrowers hereby acknowledge, confirm and agree that: (a) each of the Loan Documents has been duly executed and delivered, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of Borrowers, enforceable against them in accordance with their respective terms, and Borrowers have no valid defense to the enforcement of such obligations, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity, and (c) Agent and Lenders are entitled to the rights, remedies and benefits provided for in the Loan Documents.

SECTION 3.	AMENDMENTS.

3.1  The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by average Availability for the Fiscal Quarter then most recently ended (as determined by Agent):

Level	Average Availability	Base Rate Revolver Loans	LIBOR Revolver Loans

I	Less than or equal to $5,000,000	2.25%	3.25%
II	Greater than $5,000,000 and less than or equal to $12,500,000	2.00%	3.00%
III	Greater than $12,500,000	1.75%	2.75%

If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.”

“LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source reasonably designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of such LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market.  If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits at any time in which LIBOR is calculated pursuant to the immediately preceding sentence, then LIBOR shall be the foregoing rate set forth in the immediately preceding sentence, divided by 1 minus the Reserve Percentage.”

3.2  Section 3.2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.2.1        Unused Line Fee.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.375% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month; provided, that such percentage rate shall be increased to 0.50% per annum for any month in which the average daily balance of Revolver Loans and stated amount of Letters of Credit is less than 50% of the Revolver Commitments.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.”

3.3  Section 10.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b)           Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to three times per Loan Year; and (ii) appraisals of Inventory up to two times per Loan Year; provided, however, that, in the event (A) the Consolidated Fixed Charge Coverage Ratio is greater than 1.0 to 1.0, (B) Availability for the immediately preceding period of ninety (90) consecutive days has been greater than $25,000,000 and (C) the aggregate outstanding balance of the Obligations is less than $15,000,000, each Borrower shall, and shall cause each Subsidiary to, reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) such examinations, up to one time per Loan Year; and (ii) such appraisals up to one time per Loan Year; provided, further, that if an examination or appraisal is initiated during an Event of Default, all reasonable charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals (i) at any time in its sole discretion in the event that internal transfer pricing increases by more than ten percent (10%), at Borrowers’ expense, and (ii) at any other time in its reasonable determination, nor to use third parties for such purposes.”

3.4  Section 10.2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.2.4.     Distributions; Upstream Payments.  Declare or make any Distributions, except Upstream Payments, pro rata Distributions to holders of Equity Interests in non-wholly owned Subsidiaries and the acquisition of Equity Interests of Group in connection with the cashless exercise of stock options, unless, (a) at the time of the declaration and making of any such Distribution, no Event of Default has occurred and is continuing and (b) upon giving effect to the making of any such Distribution, for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of such Distribution for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable, the Consolidated Fixed Charge Coverage Ratio (including, for this purpose, such proposed Distribution) is greater than 1.25 to 1.0, Domestic EBITDA is greater than $0 and pro forma Availability is greater than the product of (i) 0.25, multiplied by (ii) the lesser of (A) the aggregate amount of Revolver Commitments or (B) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.  Notwithstanding anything to the contrary contained herein, Group may make (a) open market purchases of its own Equity Interests substantially contemporaneously with its receipt of the proceeds of Upstream Payments from its Foreign Subsidiaries, in an amount not to exceed $15,000,000 in the aggregate during the term of this Agreement and (b) Distributions during any four (4) Fiscal Quarter period in an aggregate amount not to exceed $4,000,000, provided, that, Distributions during the period from February 1, 2011 through July 17, 2012 shall not exceed $5,500,000 in the aggregate and, provided further, that, in the case of this clause (b), (i) at the time of the declaration and making of any such Distribution, no Event of Default has occurred and is continuing and (ii) upon giving effect to the making of any such Distribution, for the four (4) Fiscal Quarter period most recently ended prior to the proposed date of such Distribution for which financial statements and a Compliance Certificate have been delivered to Agent in accordance with Section 10.1.2(a), (b) or (d), as applicable, the Consolidated Fixed Charge Coverage Ratio (including, for this purpose, such proposed Distribution, and excluding, for this purpose, (x) the charge of not more than $23,800,000 related to the closure of Borrowers’ 31 boutique stores in June 2010 and (y) an Inventory writedown of not more than $25,000,000 in the Fiscal Quarter ending January 31, 2012 related to Borrowers’ melting down of approximately $30,000,000 of watch Inventory and discontinuation of the manufacture of watch movements) is greater than 1.25 to 1.0 and pro forma Availability is greater than $12,500,000.”

SECTION 4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

Borrowers hereby represent, warrant and covenant with and to Agent and Lenders as follows:

4.1  Representations in Loan Documents.  Each of the representations and warranties made by or on behalf of Borrowers to Agent and Lenders in any of the Loan Documents was true and correct when made and in all material respects is true and correct on and as of the date of this Amendment with the same full force and effect as if each of such representations and warranties had been made by or on behalf of Borrowers on the date hereof and in this Amendment (other than such representations and warranties that relate solely to a specific prior date).

4.2  Binding Effect of Documents.  This Amendment and the other Loan Documents have been duly executed and delivered to Agent by Borrowers and are in full force and effect, as modified hereby.

4.3  No Conflict, Etc.  The execution, delivery, and performance of this Amendment by Borrowers will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of any Borrower’s properties or revenues, other than Permitted Liens.

4.4  No Default or Event of Default.  No Default or Event of Default exists immediately prior to, or will exist immediately after, the execution of this Amendment and the other documents, instruments and agreements, if any, executed and delivered in connection herewith.

SECTION 5.	CONDITIONS TO EFFECTIVENESS OF THIS AMENDMENT.

The effectiveness of the terms and provisions of this Amendment shall be subject to the receipt by Agent of (a) an original of this Amendment, duly authorized, executed and delivered by Borrowers, Agent and Lenders, (b) a fee, for the Pro Rata benefit of Lenders, in the amount of $50,000, which fee (i) shall be fully earned and due and payable, and charged by Agent to Borrowers’ account, on the date hereof and (ii) shall not be subject to refund, rebate or proration for any reason whatsoever, and (c) such other documents, instruments and agreements as Agent in its discretion deems reasonably necessary, all in form and substance satisfactory to Agent.

SECTION 6.	PROVISIONS OF GENERAL APPLICATION.

6.1  Effect of this Amendment.  Except as modified pursuant hereto, and pursuant to the other documents, instruments and agreements, if any, executed and delivered in connection herewith, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.  Any Loan Document amended hereby shall be read and construed with this Amendment as one agreement.

6.2  Costs and Expenses.  Borrowers absolutely and unconditionally agree to pay to Agent, on demand by Agent at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Amendment are consummated: all reasonable fees and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements delivered in connection with the transactions contemplated hereby and all reasonable expenses which shall at any time be incurred or sustained by Agent as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any documents, instruments and agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby.

6.3  No Third Party Beneficiaries.  The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other Person shall have any right, benefit or interest under this Amendment.

6.4  Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

6.5  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.6  Merger.  This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein.  This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

6.7  Survival of Representations and Warranties.  All representations and warranties made in this Amendment or any other document, instrument or agreement furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other documents, instruments and agreements, and no investigation by Agent or any closing shall affect such representations and warranties or the right of Agent and Lenders to rely upon them.

6.8  Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

6.9  Reviewed by Attorneys.  Borrowers represent and warrant to Agent and Lenders that they (a) understand fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (b) have been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment and each document, instrument and agreement executed in connection herewith with, such attorneys and other persons as Borrowers may wish, and (c) have entered into this Amendment and executed and delivered all documents in connection herewith of their own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Amendment nor the other documents, instruments and agreements executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents, instruments and agreements executed pursuant hereto or in connection herewith.

6.10    Governing Law; Consent to Jurisdiction and Venue.

(a)   THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(b)   EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 of the Loan Agreement.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

6.11    Waivers.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

6.12    Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Amendment shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

BORROWERS: MOVADO GROUP, INC. By: /s/ Sallie A. DeMarsilis Title: Senior Vice President, Chief Financial Officer
MOVADO GROUP DELAWARE HOLDINGS CORPORATION By: /s/ Timothy F. Michno Title: General Counsel
MOVADO LLC By: /s/ Timothy F. Michno Title: General Counsel
MOVADO RETAIL GROUP, INC. By: /s/ Sallie A. DeMarsilis Title: Vice President, Treasurer
AGENT AND LENDER: BANK OF AMERICA, N.A., as Agent and a Lender By: /s/ Robert Mahoney Title: Senior Vice President
LENDER: BANK LEUMI USA, as a Lender By: /s/ Anthony Tullo Title: Vice President

Amendment No. 1 to Loan and Security
Agreement